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                                                                    EXHIBIT 5.01

                        [COOLEY GODWARD LLP LETTERHEAD]



July 16, 2002

LeapFrog Enterprises, Inc.
6401 Hollis Street, Suite 150
Emeryville, CA 94608



Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LeapFrog Enterprises, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to 10,350,000 shares of Class A common stock, including up to 8,610,000 shares to be sold by the Company (the "Company Shares"), 1,350,000 shares for which the Underwriters have been granted an over-allotment option, and up to 390,000 shares to be sold by certain selling stockholders (the "Selling Stockholder Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and
(ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company. Our opinion is expressed only with respect to the laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, or will be upon exercise of options and payment therefor in accordance with the terms of the applicable plan pursuant to which each such option was granted, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus will be, validly issued, fully paid and non-assessable.
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LeapFrog Enterprises, Inc.
July 16, 2002
Page Two

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:  /s/ Kenneth L. Guernsey
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     Kenneth L. Guernsey